Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of GTY Technology Holdings, Inc. of our report dated March 18, 2019 relating to the consolidated balance sheets of Citybase Inc. and Subsidiary as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in temporary equity and stockholders’ deficit and cash flows for the years ended December 31, 2018 and 2017 and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
May 16, 2019